Exhibit 99.1

Corporate Headquarters: 1526 Cole Boulevard Suite 300 Golden, Colorado 80401 Telephone: 303-233-3500 Facsimile: 303-235-4399 website: www.acttel.com

FOR IMMEDIATE RELEASE:	News
July 20, 2005	Nasdaq-ACTT

ACT TELECONFERENCING RECEIVES INTERIM FINANCING

Company receives $1.5 million from Dolphin

DENVER – ACT Teleconferencing, Inc. (Nasdaq ACTT), an independent worldwide provider of audio, video and web-based conferencing products and services, today announced it has received interim financing in the amount of $1.5 million from Dolphin Direct Equity Partners, LP, a New York-based private equity fund. The net proceeds will be used primarily for working capital purposes.

The Company has scheduled a special meeting of shareholders for August 15, 2005 to seek approval of the recently announced proposed investment by Dolphin in preferred stock. Following receipt of shareholder approval, an initial closing would occur at which ACT would issue 80,400 shares of preferred stock for $8,040,000, and certain existing shareholders with participation rights may elect to purchase up to an additional 39,063 shares of preferred stock. The interim loan would be repaid from the proceeds of the initial closing with Dolphin.

ACT Teleconferencing’s CEO Gene Warren said, “Dolphin understands our potential and has given the Company a vote of confidence by agreeing to the equity deal and advancing us a portion of the anticipated proceeds. This interim funding allows us to fund certain expenses incurred while finalizing the agreement. The funds will also be used to complete the restructuring we began late last year to improve our operating efficiency.”

The Company has mailed to its shareholders a proxy statement that contains important information about the special meeting and the Company’s proposed sale of preferred stock. Shareholders should read the proxy statement, which is also available for free on the SEC’s web site at www.sec.gov, because the information in it will be important to shareholders’ voting decision on the matters being voted on at the special meeting. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, the ability to obtain shareholder approval of the proposed issuance of preferred stock, the ability of the Company to satisfy all other required conditions to the closings of the offering, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT’s filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About ACT Teleconferencing

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video and web-based conferencing products and services to corporations, educational organizations, and governments worldwide. ACT is the only conferencing company with integrated global audio and videoconferencing platforms that provide uniform international services, customized uniform billing, managed services, and local language services. The Company’s headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K. and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT’s Internet address is www.acttel.com.

Contact:

ACT Teleconferencing, Inc., Liza Kaiser

Ph: 303-235-6772; e-mail: lkaiser@acttel.com

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